Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional	Thomas A. H. White
	information contact:	Senior Vice President, Investor Relations
423.294.8996

Linnea R. Olsen
Director, Investor Relations
410.872.8970
December 21, 2004

Jim Sabourin
Vice President, Corporate Communications
423.294.6043

UnumProvident Announces Participating States’ Approval

of Multistate Settlement Agreement

UnumProvident Corporation (NYSE:UNM) today announced that the required number of states participating in a multistate market conduct examination relating to disability claims handling practices had signed appropriate documents consenting to regulatory settlement agreements which are now effective. The Company previously announced on November 18, 2004, that certain of its insurance subsidiaries had entered into settlement agreements with state insurance regulators and the U.S. Department of Labor following conclusion of the multistate examination which was led by Maine, Massachusetts and Tennessee. In addition to these states, the insurance authorities of the 47 remaining states and two other jurisdictions also participated in the examination. The agreements were conditioned upon obtaining the consent of at least two-thirds of these 49 other participants, and that condition has been satisfied.

UnumProvident is the largest provider of group and individual disability income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $5.7 billion in total benefits to customers in 2003. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs more than 12,500 people worldwide. For more information, visit www.unumprovident.com.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2003 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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